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Exhibit 21.01

LIST OF SUBSIDIARIES

1)
Colorado Satellite Broadcasting, Inc., a Colorado corporation, d/b/a The Erotic Networks

2)
MRG Entertainment, Inc., a California corporation, d/b/a Mainline Releasing and Lifestyles Entertainment

3)
Lightning Entertainment Group, Inc., a Colorado corporation, d/b/a Lightning Media, Lightning Home Entertainment and Lightning Entertainment

4)
SG Productions, Inc., a California corporation

5)
New Frontier Technologies Corporation, a Colorado corporation

6)
Ten Sales, Inc., a Colorado corporation

7)
NF Technologies BV, a Netherlands corporation

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LIST OF SUBSIDIARIES